Exhibit 99.1

	FOR:	Christopher & Banks Corporation

	APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

	CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
FOR IMMEDIATE RELEASE		Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR RESULTS

Minneapolis, MN, April 6, 2005 – Christopher & Banks Corporation (NYSE: CBK) today reported results for the fiscal year and fourth quarter ended February 26, 2005.

Net sales in the fourth quarter increased 19% to $119.3 million compared to $100.4 million in the prior year period, while same-store sales increased 2%.  Net income for the fourth quarter was $3.8 million, or $0.11 per diluted share, compared to $8.3 million, or $0.22 per diluted share, in the year ago period.

For the fiscal year, net sales increased 12% to $438.9 million from $390.7 million last year, while same-store sales declined 2%.  Net income was $27.0 million, or $0.73 per diluted share, compared to net income of $38.8 million, or $1.01 per diluted share, for the year ended February 28, 2004.

As of February 26, 2005, the Company operated 642 stores compared to 534 stores on February 28, 2004.

Bill Prange, Chairman and Chief Executive Officer, commented, “During the fourth quarter our same-store sales increase was driven primarily by aggressive markdowns to clear excess inventory.  In addition, our selling, general and administrative expenses increased substantially as a percent of sales, although a large portion of this increase is attributed to asset impairment charges, professional fees and certain other store level costs as well as a bonus reversal last year that are not expected to recur in the future.  Our fourth quarter earnings, while disappointing, were in line with our previous guidance.

“In fiscal 2005, our full year results did not meet our expectations as customers did not respond as positively as we had hoped to our merchandise assortment.   Throughout the year we have taken action to expand the talent within our merchandise organization, capped by the recent naming of Matthew Dillon as Executive Vice President and Chief Merchandising Officer.”

Mr. Prange concluded, “We are encouraged that early customer response to our spring merchandise has been favorable.   In fiscal 2006, we will focus on enhancing the novelty component of our assortment and are committed to taking the necessary steps to enhance our profitability.  Our three brands, Christopher & Banks, C.J. Banks and Acorn, all have outstanding long-term growth potential and we believe our efforts to improve our merchandise assortment will help drive long-term shareholder value.”

Lease Accounting

Summary:

Like many other publicly traded companies, Christopher & Banks Corporation has reviewed its accounting practices relating to leasing transactions.  As a result of an internal review, in response to a clarification issued by the Chief Accountant of the SEC in a February 7, 2005 letter, the Company determined that it would revise the manner in which it accounts for construction allowances received from landlords of properties leased by the Company and its method of accounting for rent expense during the build-out period of its stores (“rent holidays”).

There is no impact on the Company’s previously reported earnings per share as a result of the revision in accounting for construction allowances.  The correction in accounting for rent holidays will reduce previously reported earnings per share by $0.01 for the nine months ended November 27, 2004 and for each of the fiscal years ended February 28, 2004 and March 1, 2003 as more fully described below.

On April 4, 2005, after consultation with the Company’s audit committee, management determined its previously issued financial statements included in the Company’s fiscal 2004 Form 10-K filing and in its fiscal 2005 Form 10-Q filings, should no longer be relied upon and will be restated.  This matter has been discussed with the Company’s independent registered public accounting firm.  The Company will file a Form 8-K reporting these restatements under Item 4.02(a) and will file its restated financial statements and other information as soon as practicable.  Additionally, the Company has updated its consolidated financial results for the fourth quarter and year-to-date periods ended February 26, 2005 and February 28, 2004 as presented below to reflect these changes.  For further information, see Unaudited Data Regarding Accounting Changes.

Construction Allowances:

Previously, the Company’s consolidated balance sheets reflected the construction allowances as a reduction of property, equipment and improvements instead of a deferred lease incentive liability.  Further, the Company’s consolidated statements of cash flows previously reflected construction allowances as a reduction of capital expenditures within investing activities, rather than an increase in deferred lease incentives within operating activities.  Finally, the Company’s historical consolidated income statements reflected the amortization of construction allowances as a reduction of depreciation expense instead of a reduction of rent expense within merchandise, buying and occupancy expenses.

The Company will restate its consolidated balance sheet as of February 28, 2004, as well as interim consolidated balance sheets within the fiscal year ended February 26, 2005, to reflect the unamortized portion of construction allowances as a deferred lease incentive liability rather than as a reduction of property, equipment and improvements.  The effect on the Company’s February 28, 2004 consolidated balance sheet will be an increase in property, equipment and improvements, net of accumulated depreciation, and to establish a corresponding deferred lease incentive liability, net of accumulated amortization, of approximately $16.8 million.

The Company will also restate its consolidated statements of cash flows for the fiscal years ended March 1, 2003 and February 28, 2004, as well as for the interim periods within the fiscal year ended February 26, 2005, to present construction allowances within operating activities, rather than as a reduction of capital expenditures within investing activities.  The impact on the Company’s consolidated statements of cash flows will be to increase both net cash provided by operating activities and net cash used in investing activities by equal amounts.  These adjustments will be approximately $4.6 million for the fiscal year ended March 1, 2003 and $6.1 million for the fiscal year ended February 28, 2004.

The Company will also restate its consolidated statements of income for the fiscal years ended March 1, 2003 and February 28, 2004, as well as for interim periods within the fiscal year ended February 26, 2005, to present the amortization of construction allowances as a reduction of rent expense instead of a reduction of depreciation expense.  The impact on the Company’s consolidated statements of income will be to increase depreciation expense and to reduce merchandise, buying and occupancy expenses by an equal amount.  These adjustments will be approximately $1.5 million for the fiscal year ended March 1, 2003 and $2.0 million for the fiscal year ended February 28, 2004.

Rent Holidays:

Previously, the Company recognized straight line rent expense for leases generally beginning on the earlier of the store opening date or lease commencement date, which had the effect of excluding the build-out period of its stores from the calculation of the period over which rent was expensed.  The Company will now record straight line rent expense when it takes possession of a store, which occurs before the commencement of the lease term and approximately 60 days prior to the store opening date.

The correction in accounting to include the build-out period as part of the straight line rent calculation increased net income in the fourth quarter of the fiscal year ended February 26, 2005 by $49,000.  For the nine months ended November 27, 2004, the correction will reduce previously reported net income by approximately $382,000, or $0.01 per diluted share.  The impact on the Company’s consolidated statements of income is expected to be a reduction of net income by approximately $537,000 and $528,000 or $0.01 per diluted share, for each of the fiscal years ended February 28, 2004 and March 1, 2003, respectively.  The effect of the change in accounting for rent holidays for periods ended prior to March 1, 2003, which are not material for any given period, will result in a cumulative adjustment to March 1, 2003 retained earnings of approximately $1.1 million.

The Company is currently evaluating the effect of lease accounting changes with respect to its internal controls in determining whether a material weakness exists at February 26, 2005.

Separately, the Company reported that it has reclassified its investments in auction-rate debt securities from cash and cash equivalents to short-term investments in its balance sheet due to a previous error in such classification.  Auction-rate debt securities are short-term investments with interest rates that generally reset within 90 days, but these investments have longer stated or contractual maturities.  The Company has now properly classified prior year amounts in the balance sheets to conform to the current year presentation.  The correction of such classification had no effect on previously reported total assets or net earnings.  For further information, see Unaudited Data Regarding Accounting Changes.

The Company will discuss its fourth quarter results in a conference call scheduled for today, April 6, 2005, at 5 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 644 women’s specialty stores in 44 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 469 Christopher & Banks stores, 155 C.J. Banks stores and 20 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(Financial Tables To Follow)

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT DATA

FOR THE FOURTH QUARTER AND YEAR ENDED FEBRUARY 26, 2005

AND FEBRUARY 28, 2004

(in thousands, except per share data)

	Quarter Ended		Year Ended
	February 26, 2005	February 28, 2004	February 26, 2005	February 28, 2004
		(Restated)		(Restated)

Net sales	$119,272	$100,355	$438,862	$390,723
Merchandise, buying and occupancy	78,290	62,336	270,937	225,490
Gross profit	40,982	38,019	167,925	165,233
Selling, general and administrative	30,730	21,196	108,856	89,316
Depreciation and amortization	4,381	3,682	16,157	13,634
Operating income	5,871	13,141	42,912	62,283
Interest income	349	325	1,038	873
Income before income taxes	6,220	13,466	43,950	63,156
Income tax provision	2,371	5,173	16,935	24,353

Net income	$3,849	$8,293	$27,015	$38,803
Basic earnings per share:
Net income	$0.11	$0.22	$0.74	$1.03

Basic shares outstanding	35,711	37,782	36,322	37,549
Diluted earnings per share:
Net income	$0.11	$0.22	$0.73	$1.01

Diluted shares outstanding	36,104	38,418	36,825	38,403

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET DATA

(in thousands)

	February 26, 2005	February 28, 2004
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$14,063	$15,955
Short-term investments	46,748	72,844
Merchandise inventory	40,525	31,300
Other current assets	11,277	6,243
Total current assets	112,613	126,342

Property, equipment and improvements, net	112,060	96,951

Other assets:
Goodwill and intangible assets	4,381	0
Other	150	83
Total other assets	4,531	83

Total assets	$229,204	$223,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,323	$6,823
Accrued liabilities	18,733	13,479
Total current liabilities	31,056	20,302

Other liabilities:
Deferred lease incentives	20,648	16,829
Other	14,291	10,579
Total other liabilities	34,939	27,408

Stockholders’ equity:
Common stock	425	422
Additional paid-in capital	61,036	59,308
Retained earnings	162,324	141,129
Treasury stock	(60,576)	(25,193)
Total stockholders’ equity	163,209	175,666

Total liabilities and stockholders’ equity	$229,204	$223,376

CHRISTOPHER & BANKS CORPORATION

UNAUDITED DATA REGARDING ACCOUNTING CHANGES

(in thousands, except per share data)

Balance Sheet Data:

	February 28, 2004
	As Previously Reported	As Restated
Cash and cash equivalents	$34,955	$15,955
Short-term investments	53,844	72,844
Property, equipment and improvements, net	80,122	96,951
Deferred lease incentive liability	0	16,829
Other liabilities (1)	8,443	10,579
Retained earnings	143,265	141,129

Income Statement Data:

	Quarter Ended February 28, 2004		Year Ended February 28, 2004

	As Previously Reported	As Restated	As Previously Reported	As Restated

Merchandise, buying and occupancy	$62,845	$62,336	$226,620	$225,490
Depreciation and amortization	3,137	3,682	11,629	13,634
Income tax provision	5,187	5,173	24,691	24,353

Net income	8,315	8,293	39,340	38,803

Earnings per share:
Basic	0.22	0.22	1.05	1.03
Diluted	0.22	0.22	1.02	1.01

(1) The change in other liabilities consists of an increase in deferred rent of approximately $3,490 partially offset by a decrease in deferred taxes of approximately $1,354.

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